Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE

Media Contacts:	Lainie Keller	Investor Contacts:	Teri Loxam
	(908) 236-5036		(908) 740-1986

Justin Holko
(908) 740-1879

Merck Announces Second-Quarter 2016 Financial Results

•                  Second-Quarter 2016 Worldwide Sales Were $9.8 Billion, an Increase of 1 Percent, Including a 2 Percent Negative Impact from Foreign Exchange

•                  Second-Quarter 2016 GAAP EPS Was $0.43; Second-Quarter Non-GAAP EPS Was $0.93

•                  Company Updates EPS Guidance: Full-Year 2016 GAAP EPS Range to be Between $1.98 and $2.08; Full-Year 2016 Non-GAAP EPS Range of $3.67 to $3.77

•                  Advanced KEYTRUDA Development Program

•                  KEYTRUDA Demonstrated Superior Progression-Free Survival and Overall Survival Compared to Chemotherapy in Patients with Previously Untreated Advanced Non-Small Cell Lung Cancer (NSCLC) Whose Tumors Expressed PD-L1 in KEYNOTE-024 Study

•                  Merck Received Positive Opinion from Committee for Medicinal Products for Human Use of the European Medicines Agency for KEYTRUDA for the Treatment of Previously Treated Advanced NSCLC in Patients Whose Tumors Express PD-L1

KENILWORTH, N.J., July 29, 2016 — Merck (NYSE: MRK), known as MSD outside the United States and Canada, today announced financial results for the second quarter of 2016.

“Our results this quarter reflect our strategic focus on key launches, including KEYTRUDA and ZEPATIER, as well as our priority inline programs,” said Kenneth C. Frazier, chairman and chief executive officer, Merck. “We remain committed to advancing our pipeline, delivering a balanced and differentiated portfolio, and achieving long-term, sustainable growth.”

Financial Summary

	Second Quarter
$ in millions, except EPS amounts	2016	2015

Sales	$9,844	$9,785
GAAP EPS	0.43	0.24
Non-GAAP EPS that excludes items listed below[1]	0.93	0.86
GAAP net income[2]	1,205	687
Non-GAAP net income that excludes items listed below[1,2]	2,587	2,441

Worldwide sales were $9.8 billion for the second quarter of 2016, an increase of 1 percent compared with the second quarter of 2015, including a 2 percent negative impact from foreign exchange.

GAAP (generally accepted accounting principles) earnings per share (EPS) were $0.43 for the second quarter. Non-GAAP EPS of $0.93 for the second quarter excludes acquisition- and divestiture-related costs and restructuring costs.

Pipeline Highlights

In the second quarter of 2016, the company advanced its late-stage pipeline in multiple priority areas and executed on key launches, including KEYTRUDA (pembrolizumab), an anti-PD-1 therapy for the treatment of metastatic NSCLC in previously treated patients whose tumors express PD-L1, as well as advanced melanoma; and ZEPATIER (elbasvir and grazoprevir), a once-daily, fixed-dose combination tablet for the treatment of adult patients with chronic hepatitis C virus (HCV) genotype (GT) 1 or GT4 infection, with or without ribavirin.

•                  The company advanced its clinical development program for KEYTRUDA.

o                 The company announced topline results from the KEYNOTE-024 trial investigating the use of KEYTRUDA in patients with previously untreated advanced NSCLC whose tumors expressed high levels of PD-L1 (tumor proportion score of 50 percent or more).

•                  In this study, KEYTRUDA was superior compared to chemotherapy for the primary endpoint of progression-free survival and the secondary endpoint of overall survival.

•                  Based on these results, an independent Data Monitoring Committee recommended that the trial be stopped and that patients receiving chemotherapy in KEYNOTE-024 be offered the opportunity to receive KEYTRUDA.

1     Merck is providing certain 2016 and 2015 non-GAAP information that excludes certain items because of the nature of these items and the impact they have on the analysis of underlying business performance and trends. Management believes that providing this information enhances investors’ understanding of the company’s performance. Management uses these measures internally for planning and forecasting purposes and to measure the performance of the company along with other metrics. Senior management’s annual compensation is derived in part using non-GAAP income and non-GAAP EPS. This information should be considered in addition to, but not as a substitute for or superior to, information prepared in accordance with GAAP. For a description of the items, see Table 2a attached to this release.

2     Net income attributable to Merck & Co., Inc.

o                 The U.S. Food and Drug Administration (FDA) accepted for review a supplemental Biologics License Application for KEYTRUDA for the treatment of patients with recurrent or metastatic head and neck squamous cell carcinoma with disease progression on or after platinum-containing chemotherapy. The FDA granted Priority Review with a PDUFA action date of Aug. 9, 2016.

o                 The Committee for Medicinal Products for Human Use (CHMP) of the European Medicines Agency (EMA) adopted a positive opinion recommending approval of KEYTRUDA for the treatment of locally advanced or metastatic NSCLC in adults whose tumors express PD-L1 and who have received at least one prior chemotherapy regimen.

o                 At the 52nd Annual Meeting of the American Society of Clinical Oncology in June, data were presented evaluating the use of KEYTRUDA as a monotherapy and in combination with other therapies in more than 15 different cancers, including melanoma, NSCLC, head and neck cancer, classical Hodgkin lymphoma, multiple myeloma, colorectal cancer and esophageal cancer. Data evaluating KEYTRUDA in new tumor types were presented for the first time in cervical, endometrial, pancreatic, salivary and thyroid cancers.

o                 The KEYTRUDA research program includes more than 300 clinical trials evaluating KEYTRUDA across more than 30 tumor types. To date, clinical activity has been shown in more than 20 tumor types.

•                  Last week, the European Commission approved ZEPATIER for the treatment of chronic HCV in adult patients, allowing marketing of ZEPATIER in all 28 European Union (EU) member states. The company continues to work to supply the EU market, with product launches estimated to begin between the fourth quarter of 2016 and the first quarter of 2017. Product launches are expected to continue across the EU through 2017.

•                  At the 76th Scientific Sessions of the American Diabetes Association in June, Merck and Pfizer announced that two pivotal Phase 3 studies of ertugliflozin, an investigational oral SGLT-2 inhibitor for the treatment of patients with type 2 diabetes, met their primary endpoints, showing significant reductions in A1C (a measure of average blood glucose). The companies continue to expect to submit New Drug Applications to the FDA for ertugliflozin as a monotherapy and two fixed-dose combination tablets (ertugliflozin plus JANUVIA [sitagliptin], and ertugliflozin plus metformin) by the end of 2016.

Business Development Highlights

Business development remains a critical component of Merck’s strategy, and the company is actively engaged in seeking external opportunities to complement and strengthen its pipeline and portfolio. The company recently engaged in the following scientific collaborations and acquisitions:

•                  Earlier this week, the company completed its acquisition of Afferent Pharmaceuticals, a leader in the development of investigational therapeutic candidates for the treatment of common, poorly managed, neurogenic conditions, such as chronic cough.

•                  The company announced a new collaboration with Moderna Therapeutics to develop and commercialize personalized cancer vaccines, combining KEYTRUDA and Moderna’s messenger-RNA technology.

•                  Merck Animal Health announced it will acquire a controlling interest in Vallée S.A., a privately held producer of animal health products in Brazil with a portfolio of more than 100 products for livestock, horses and companion animals.

Second-Quarter Revenue Performance

The following table reflects sales of the company’s top pharmaceutical products, as well as total sales of Animal Health products.

	Second Quarter			Change
$ in millions	2016	2015	Change	Ex-Exchange

Total Sales	$9,844	$9,785	1%	3%
Pharmaceutical	8,700	8,564	2%	2%
JANUVIA / JANUMET	1,634	1,598	2%	2%
ZETIA / VYTORIN	994	955	4%	4%
GARDASIL / GARDASIL 9	393	427	-8%	-7%
PROQUAD / M-M-R II / VARIVAX	383	358	7%	10%
CUBICIN	357	293	22%	22%
REMICADE	339	455	-26%	-26%
ISENTRESS	338	375	-10%	-9%
KEYTRUDA	314	110	*	*
Animal Health	898	840	7%	10%
Other Revenues	246	381	-36%	-2%
				*>100%

Pharmaceutical Revenue

Second-quarter pharmaceutical sales increased 2 percent to $8.7 billion, reflecting higher sales in oncology, hospital acute care, the cardiovascular franchise and vaccines.

Growth in oncology was driven by higher sales of KEYTRUDA as the company continues to launch the product with new indications globally.

Growth in hospital acute care reflects higher sales of CUBICIN (daptomycin for injection), an I.V. antibiotic, partially due to price increases in the United States, and the U.S. launch of BRIDION (sugammadex) Injection 100 mg/mL, an agent for the reversal of neuromuscular blockade induced by rocuronium bromide or vecuronium bromide in adults undergoing surgery. In June 2016, the company lost U.S. patent protection for CUBICIN, and, going forward, the company anticipates a significant decline in CUBICIN sales.

Higher sales in the cardiovascular portfolio were primarily driven by an increase in sales of ZETIA (ezetimibe), a medicine for lowering LDL cholesterol, largely due to price increases in the United States, and ADEMPAS (riociguat), a medicine for treating pulmonary arterial hypertension and chronic thromboembolic pulmonary hypertension, which the company is now promoting and distributing in Europe.

Growth in vaccines resulted largely from higher sales of pediatric vaccines, partially offset by lower sales in the franchise of GARDASIL 9 (Human Papillomavirus 9-valent Vaccine, Recombinant) and GARDASIL [Human Papillomavirus Quadrivalent (Types 6, 11, 16, and 18) Vaccine, Recombinant], vaccines to prevent cancers and other diseases caused by HPV, due to the timing of public sector purchases.

Pharmaceutical sales growth also reflects the launch of ZEPATIER, which had sales of $112 million in the quarter.

Second-quarter pharmaceutical sales reflect a decline in REMICADE (infliximab), a treatment for inflammatory diseases, due to the impact of biosimilar competition in the company’s marketing territories in Europe. Pharmaceutical sales also reflect a decrease in sales of NASONEX (mometasone furoate monohydrate), an inhaled nasal corticosteroid for the treatment of nasal allergy symptoms, due to loss of exclusivity in the United States.

Animal Health Revenue

Animal Health sales totaled $898 million for the second quarter of 2016, an increase of 7 percent compared with the second quarter of 2015, including a 3 percent negative impact from foreign exchange. Excluding the impact of exchange, sales across all species grew, particularly in products for companion animals, led by BRAVECTO (fluralaner), a chewable tablet that kills fleas and ticks in dogs for up to 12 weeks.

In the second quarter, the company received marketing approval from the EMA for BRAVECTO Spot-On Solution for cats and dogs; last week, the company received approval in the United States to market the product under the tradename BRAVECTO Topical (fluralaner topical solution) for cats and dogs.

Second-Quarter Expense, EPS and Related Information

The tables below present selected expense information.

$ in millions	GAAP	Acquisition- and Divestiture- Related Costs[3]	Restructuring Costs	Non-GAAP[1]
Second-Quarter 2016
Materials and production	$3,578	$1,120	$66	$2,392
Marketing and administrative	2,458	18	87	2,353
Research and development	2,151	207	64	1,880
Restructuring costs	134	—	134	—

Second-Quarter 2015
Materials and production	$3,754	$1,241	$105	$2,408
Marketing and administrative	2,624	136	17	2,471
Research and development	1,670	71	15	1,584
Restructuring costs	191	—	191	—

GAAP Expense, EPS and Related Information

On a GAAP basis, the gross margin was 63.7 percent for the second quarter of 2016 compared to 61.6 percent for the second quarter of 2015. The increase for the second quarter of 2016 reflects the favorable impacts of foreign exchange; product mix; lower acquisition- and divestiture-related costs; and lower restructuring costs. Acquisition- and divestiture-related costs and restructuring costs negatively affected gross margin by 12.0 and 13.8 percentage points for the second quarters of 2016 and 2015, respectively.

Marketing and administrative expenses were $2.5 billion in the second quarter of 2016, a 6 percent decrease compared to the second quarter of 2015. The decline reflects lower acquisition- and divestiture-related costs, as well as lower administrative costs, such as legal defense reserves, partially offset by higher restructuring costs.

Research and development (R&D) expenses were $2.2 billion in the second quarter of 2016, a 29 percent increase compared to the second quarter of 2015. The increase primarily reflects higher licensing costs, increased clinical development spending and intangible asset impairment charges.

Other (income) expense, net, was $19 million of expense in the second quarter of 2016 compared to $739 million of expense in the second quarter of 2015. The second quarter of 2015 includes foreign exchange losses of $715 million related to the devaluation of the company’s net monetary assets in Venezuela.

GAAP EPS was $0.43 for the second quarter of 2016 compared with $0.24 for the second quarter of 2015.

3     Includes expenses for the amortization of intangible assets and purchase accounting adjustments to inventories recognized as a result of acquisitions, intangible asset impairment charges and expense or income related to changes in the estimated fair value measurement of contingent consideration. Also includes integration, transaction and certain other costs related to business acquisitions and divestitures.

Non-GAAP Expense, EPS and Related Information

The non-GAAP gross margin was 75.7 percent for the second quarter of 2016 compared to 75.4 percent for the second quarter of 2015. The increase for the second quarter of 2016 reflects the favorable impacts of foreign exchange and product mix.

Non-GAAP marketing and administrative expenses were $2.4 billion in the second quarter of 2016, a 5 percent decline compared to the second quarter of 2015. The decline reflects lower administrative costs, such as legal defense reserves.

Non-GAAP R&D expenses were $1.9 billion in the second quarter of 2016, a 19 percent increase compared to the second quarter of 2015. The increase primarily reflects higher licensing costs and increased clinical development spending.

Non-GAAP EPS was $0.93 for the second quarter of 2016 compared with $0.86 for the second quarter of 2015.

A reconciliation of GAAP to non-GAAP net income and EPS is provided in the table that follows. Year-to-date results can be found in the attached tables.

	Second Quarter
$ in millions, except EPS amounts	2016	2015
EPS
GAAP EPS	$0.43	$0.24
Difference[4]	0.50	0.62
Non-GAAP EPS that excludes items listed below[1]	$0.93	$0.86

Net Income
GAAP net income[2]	$1,205	$687
Difference	1,382	1,754
Non-GAAP net income that excludes items listed below[1,2]	$2,587	$2,441

Decrease (Increase) in Net Income Due to Excluded Items:
Acquisition- and divestiture-related costs[3]	$1,345	$1,448
Restructuring costs	351	328
Foreign exchange losses related to Venezuela	—	715
Net decrease (increase) in income before taxes	1,696	2,491
Income tax (benefit) expense[5]	(314)	(737)
Decrease (increase) in net income	$1,382	$1,754

Financial Outlook

Merck has lowered its full-year 2016 GAAP EPS range to be between $1.98 and $2.08, reflecting the impact of intangible asset impairment charges and higher restructuring costs incurred in the second quarter of 2016. The company has raised the bottom end of its full-year 2016 non-GAAP EPS range and is now targeting a range of $3.67 to $3.77, including an

4     Represents the difference between calculated GAAP EPS and calculated non-GAAP EPS, which may be different than the amount calculated by dividing the impact of the excluded items by the weighted-average shares for the period.

5     Includes the estimated tax impact on the reconciling items. In addition, amount for the second quarter of 2015 includes a net benefit of $370 million related to the settlement of certain federal income tax issues.

approximately 1 percent negative impact from foreign exchange at current exchange rates. The non-GAAP range excludes acquisition- and divestiture-related costs and costs related to restructuring programs.

Merck has narrowed its full-year 2016 revenue range to be between $39.1 billion and $40.1 billion, including an approximately 2 percent negative impact from foreign exchange at current exchange rates.

The following table summarizes the company’s 2016 financial guidance.

	GAAP	Non-GAAP[1]

Revenue	$39.1 to $40.1 billion	$39.1 to $40.1 billion**
Marketing and administrative expenses	Lower than 2015	Lower than 2015
R&D expenses	Higher than 2015	Higher than 2015
Effective tax rate	26.0% to 27.0%	21.5% to 22.5%
EPS	$1.98 to $2.08	$3.67 to $3.77

** The company does not have any non-GAAP adjustments to revenue.

A reconciliation of anticipated 2016 GAAP EPS to non-GAAP EPS and the items excluded from non-GAAP EPS are provided in the table below.

$ in millions, except EPS amounts	Full-Year 2016

GAAP EPS	$1.98 to $2.08
Difference[4]	1.69
Non-GAAP EPS that excludes items listed below[1]	$3.67 to $3.77

Acquisition- and divestiture-related costs	$4,750
Restructuring costs	900
Net decrease (increase) in income before taxes	5,650
Estimated income tax (benefit) expense	(955)
Decrease (increase) in net income	$4,695

The expected full-year 2016 GAAP effective tax rate of 26.0 to 27.0 percent reflects an unfavorable impact of approximately 4.5 percentage points from the above items.

Total Employees

As of June 30, 2016, Merck had approximately 68,000 employees worldwide.

Earnings Conference Call

Investors, journalists and the general public may access a live audio webcast of the call today at 8:00 a.m. EDT on Merck’s website at http://investors.merck.com/investors/webcasts-and-presentations/default.aspx. Institutional investors and analysts can participate in the call by dialing (706) 758-9927 or (877) 381-5782 and using ID code number 34462082. Members of the media are invited to monitor the call by dialing (706) 758-9928 or (800) 399-7917 and using ID code number 34462082. Journalists who wish to ask questions are requested to contact a member of Merck’s Media Relations team at the conclusion of the call.

About Merck

For 125 years, Merck has been a global health care leader working to help the world be well. Merck is known as MSD outside the United States and Canada. Through our prescription medicines, vaccines, biologic therapies and animal health products, we work with customers and operate in more than 140 countries to deliver innovative health solutions. We also demonstrate our commitment to increasing access to health care through far-reaching policies, programs and partnerships. For more information, visit www.merck.com and connect with us on Twitter, Facebook, YouTube and LinkedIn. You can also follow our Twitter conversation at $MRK.

Forward-Looking Statement of Merck & Co., Inc., Kenilworth, N.J., USA

This news release of Merck & Co., Inc., Kenilworth, N.J., USA (the “company”) includes “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. These statements are based upon the current beliefs and expectations of the company’s management and are subject to significant risks and uncertainties. There can be no guarantees with respect to pipeline products that the products will receive the necessary regulatory approvals or that they will prove to be commercially successful. If underlying assumptions prove inaccurate or risks or uncertainties materialize, actual results may differ materially from those set forth in the forward-looking statements.

Risks and uncertainties include but are not limited to, general industry conditions and competition; general economic factors, including interest rate and currency exchange rate fluctuations; the impact of pharmaceutical industry regulation and health care legislation in the United States and internationally; global trends toward health care cost containment; technological advances, new products and patents attained by competitors; challenges inherent in new product development, including obtaining regulatory approval; the company’s ability to accurately predict future market conditions; manufacturing difficulties or delays; financial instability of international economies and sovereign risk; dependence on the effectiveness of the company’s patents and other protections for innovative products; and the exposure to litigation, including patent litigation, and/or regulatory actions.

The company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise. Additional factors that could cause results to differ materially from those described in the forward-looking statements can be found in the company’s 2015 Annual Report on Form 10-K and the company’s other filings with the Securities and Exchange Commission (SEC) available at the SEC’s Internet site (www.sec.gov).

###

MERCK & CO., INC.

CONSOLIDATED STATEMENT OF INCOME - GAAP

(AMOUNTS IN MILLIONS, EXCEPT PER SHARE FIGURES)

(UNAUDITED)

Table 1

	GAAP			GAAP
	2Q16	2Q15	% Change	June YTD 2016	June YTD 2015	% Change

Sales	$9,844	$9,785	1%	$19,156	$19,210	—

Costs, Expenses and Other
Materials and production (1)	3,578	3,754	-5%	7,150	7,323	-2%
Marketing and administrative (1)	2,458	2,624	-6%	4,776	5,226	-9%
Research and development (1)	2,151	1,670	29%	3,810	3,407	12%
Restructuring costs (2)	134	191	-30%	225	273	-18%
Other (income) expense, net (1) (3)	19	739	-97%	67	793	-92%
Income Before Taxes	1,504	807	86%	3,128	2,188	43%
Taxes on Income	295	119		789	542
Net Income	1,209	688	76%	2,339	1,646	42%
Less: Net Income Attributable to Noncontrolling Interests	4	1		9	7
Net Income Attributable to Merck & Co., Inc.	$1,205	$687	75%	$2,330	$1,639	42%
Earnings per Common Share Assuming Dilution	$0.43	$0.24	79%	$0.83	$0.57	46%

Average Shares Outstanding Assuming Dilution	2,789	2,850		2,792	2,856
Tax Rate (4)	19.6%	14.7%		25.2%	24.8%

(1) Amounts include the impact of acquisition and divestiture-related costs, restructuring costs and certain other items. See accompanying tables for details.

(2) Represents separation and other related costs associated with restructuring activities under the company’s formal restructuring programs.

(3) Other (income) expense, net in the second quarter and first six months of 2016 includes a $115 million gain related to settlement of certain patent litigation. Other (income) expense, net in the second quarter and first six months of 2015 includes foreign exchange losses of $715 million to devalue the company’s net monetary assets in Venezuela.

(4)  The effective income tax rates for the second quarter and first six months of 2015 reflect a net benefit of $370 million related to the settlement of certain federal income tax issues, partially offset by the unfavorable impact of non-deductible foreign exchange losses recorded in connection with the devaluation of the company’s net monetary assets in Venezuela.

MERCK & CO., INC.

GAAP TO NON-GAAP RECONCILIATION

SECOND QUARTER 2016

(AMOUNTS IN MILLIONS, EXCEPT PER SHARE FIGURES)

(UNAUDITED)

Table 2a

		Acquisition and
		Divestiture-		Restructuring		Adjustment
	GAAP	Related Costs (1)		Costs (2)		Subtotal	Non-GAAP

Materials and production	$3,578	1,120		66		1,186	$2,392
Marketing and administrative	2,458	18		87		105	2,353
Research and development	2,151	207		64		271	1,880
Restructuring costs	134			134		134	—
Income Before Taxes	1,504	(1,345)		(351)		(1,696)	3,200
Tax Provision (Benefit)	295	(235	)(3)	(79	)(3)	(314)	609
Net Income	1,209	(1,110)		(272)		(1,382)	2,591
Net Income Attributable to Merck & Co., Inc.	1,205	(1,110)		(272)		(1,382)	2,587
Earnings per Common Share Assuming Dilution	$0.43	(0.40)		(0.10)		(0.50)	$0.93

Tax Rate	19.6%						19.0%

Only the line items that are affected by non-GAAP adjustments are shown.

Merck is providing non-GAAP information that excludes certain items because of the nature of these items and the impact they have on the analysis of underlying business performance and trends. Management believes that providing this information enhances investors’ understanding of the company’s performance. Management uses this information internally for planning and forecasting purposes and to measure the performance of the company along with other metrics. Senior management’s annual compensation is derived in part using non-GAAP income and non-GAAP EPS. This information should be considered in addition to, but not as a substitute for or superior to, information prepared in accordance with GAAP.

(1) Amounts included in materials and production costs reflect $1.0 billion of expenses for the amortization of intangible assets recognized as a result of acquisitions, as well as $95 million of impairment charges on product intangibles. Amounts included in marketing and administrative expenses reflect integration, transaction and certain other costs related to business acquisitions, including severance costs which are not part of the company’s formal restructuring programs, as well as transaction and certain other costs related to divestitures. Amounts included in research and development expenses primarily reflect in-process research and development (“IPR&D”) impairment charges.

(2) Amounts primarily include employee separation costs and accelerated depreciation associated with facilities to be closed or divested related to activities under the company’s formal restructuring programs.

(3) Represents the estimated tax impact on the reconciling items, based on applying the statutory rate of the originating territory of the non-GAAP adjustments.

MERCK & CO., INC.

GAAP TO NON-GAAP RECONCILIATION

SIX MONTHS ENDED JUNE 30, 2016

(AMOUNTS IN MILLIONS, EXCEPT PER SHARE FIGURES)

(UNAUDITED)

Table 2b

		Acquisition and
		Divestiture-		Restructuring		Adjustment
	GAAP	Related Costs (1)		Costs (2)		Subtotal	Non-GAAP

Materials and production	$7,150	2,506		113		2,619	$4,531
Marketing and administrative	4,776	20		90		110	4,666
Research and development	3,810	242		119		361	3,449
Restructuring costs	225			225		225	—
Income Before Taxes	3,128	(2,768)		(547)		(3,315)	6,443
Tax Provision (Benefit)	789	(444	)(3)	(122	)(3)	(566)	1,355
Net Income	2,339	(2,324)		(425)		(2,749)	5,088
Net Income Attributable to Merck & Co., Inc.	2,330	(2,324)		(425)		(2,749)	5,079
Earnings per Common Share Assuming Dilution	$0.83	(0.84)		(0.15)		(0.99)	$1.82

Tax Rate	25.2%						21.0%

Only the line items that are affected by non-GAAP adjustments are shown.

Merck is providing non-GAAP information that excludes certain items because of the nature of these items and the impact they have on the analysis of underlying business performance and trends. Management believes that providing this information enhances investors’ understanding of the company’s performance. Management uses this information internally for planning and forecasting purposes and to measure the performance of the company along with other metrics. Senior management’s annual compensation is derived in part using non-GAAP income and non-GAAP EPS. This information should be considered in addition to, but not as a substitute for or superior to, information prepared in accordance with GAAP.

(1) Amounts included in materials and production costs reflect $2.1 billion of expenses for the amortization of intangible assets recognized as a result of acquisitions, as well as $347 million of impairment charges on product intangibles. Amounts included in marketing and administrative expenses reflect integration, transaction and certain other costs related to business acquisitions, including severance costs which are not part of the company’s formal restructuring programs, as well as transaction and certain other costs related to divestitures. Amounts included in research and development expenses primarily reflect in-process research and development (“IPR&D”) impairment charges.

(2) Amounts primarily include employee separation costs and accelerated depreciation associated with facilities to be closed or divested related to activities under the company’s formal restructuring programs.

(3) Represents the estimated tax impact on the reconciling items, based on applying the statutory rate of the originating territory of the non-GAAP adjustments.

MERCK & CO., INC.

FRANCHISE / KEY PRODUCT SALES

(AMOUNTS IN MILLIONS)

Table 3

	2016			2015						% Change
	1Q	2Q	June YTD	1Q	2Q	June YTD	3Q	4Q	FY	2Q	June YTD
TOTAL SALES(1)	$9,312	$9,844	$19,156	$9,425	$9,785	$19,210	$10,073	$10,215	$39,498	1	0
PHARMACEUTICAL	8,104	8,700	16,804	8,266	8,564	16,830	8,925	9,027	34,782	2	0

Primary Care and Women’s Health
Cardiovascular
Zetia	612	702	1,314	568	635	1,202	633	691	2,526	11	9
Vytorin	277	293	570	320	320	640	302	308	1,251	-9	-11

Diabetes
Januvia	906	1,064	1,970	884	1,044	1,928	1,014	921	3,863	2	2
Janumet	506	569	1,075	509	554	1,063	562	526	2,151	3	1

General Medicine & Women’s Health
NuvaRing	175	200	376	166	182	348	190	193	732	10	8
Implanon / Nexplanon	134	164	298	137	124	261	176	151	588	32	14
Dulera	113	121	234	130	120	251	133	153	536	1	-7
Follistim AQ	94	73	167	82	111	193	95	95	383	-35	-13

Hospital and Specialty
Hepatitis
Zepatier	50	112	161	0	0	0	0	0	0	*	*

HIV
Isentress	340	338	678	385	375	760	377	374	1,511	-10	-11

Hospital Acute Care
Cubicin(2)	292	357	649	187	293	480	325	322	1,127	22	35
Noxafil	145	143	288	111	117	228	132	128	487	22	26
Cancidas	133	131	263	163	134	297	139	137	573	-2	-11
Invanz	114	143	257	132	139	271	153	144	569	3	-5
Bridion	90	113	204	85	87	172	89	92	353	30	18
Primaxin	73	81	154	65	88	153	75	86	313	-8	1

Immunology
Remicade	349	339	688	501	455	956	442	396	1,794	-26	-28
Simponi	188	199	387	158	169	327	178	185	690	18	19

Oncology
Keytruda	249	314	563	83	110	192	159	214	566	*	*
Emend	126	143	268	122	134	255	141	139	535	7	5
Temodar	66	73	139	74	80	155	83	75	312	-9	-10

Diversified Brands
Respiratory
Singulair	237	229	465	245	212	457	201	273	931	8	2
Nasonex	229	101	331	289	215	504	121	231	858	-53	-34

Other
Cozaar / Hyzaar	126	132	258	185	189	374	150	143	667	-30	-31
Arcoxia	111	117	228	123	115	238	123	110	471	2	-4
Fosamax	75	73	148	94	96	190	86	82	359	-24	-22
Zocor	46	50	96	49	63	112	56	49	217	-21	-15

Vaccines
Gardasil / Gardasil 9	378	393	770	359	427	785	625	497	1,908	-8	-2
ProQuad / M-M-R II / Varivax	357	383	739	348	358	705	390	409	1,505	7	5
RotaTeq	188	130	318	192	89	281	160	169	610	46	13
Zostavax	125	149	274	175	149	324	179	246	749	0	-15
Pneumovax 23	107	120	228	110	106	216	138	188	542	14	5

Other Pharmaceutical(3)	1,093	1,151	2,246	1,235	1,274	2,512	1,298	1,300	5,105	-9	-11

ANIMAL HEALTH	829	898	1,727	829	840	1,669	825	830	3,324	7	4

Other Revenues(4)	379	246	625	330	381	711	323	358	1,392	-36	-12

* 100% or greater

Sum of quarterly amounts may not equal year-to-date amounts due to rounding.

(1) Only select products are shown.

(2) First quarter of 2015 reflects approximately two months of sales following the acquisition of Cubist Pharmaceuticals, Inc. by Merck on January 21, 2015.

(3) Includes Pharmaceutical products not individually shown above. Other Vaccines sales included in Other Pharmaceutical were $103 million in the first quarter and $91 million in the second quarter of 2016. Other Pharmaceutical sales were $78 million, $76 million, $99 million and $148 million for the first, second, third and fourth quarters of 2015, respectively.

(4) Other revenues are comprised primarily of alliance revenue, third-party manufacturing sales and miscellaneous corporate revenues, including revenue hedging activities.